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                     May 11, 2021

       John Brda
       Chief Executive Officer and Director
       Torchlight Energy Resources, Inc.
       5700 W. Plano Parkway, Suite 3600
       Plano, TX 75093

                                                        Re: Torchlight Energy
Resources, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 4,
2021
                                                            File No. 001-36247

       Dear Mr. Brda:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Michael A. Hedge